Exhibit 10.78

AMENDED

EXECUTIVE SALARY CONTINUATION AGREEMENT

This Amended Salary Continuation Agreement (the “Agreement”) is made effective March 1, 2007 (the “Effective Date”), and is entered into by and between Central Valley Community Bank (the “Bank”) and Gary Quisenberry (the “Executive”), each a “Party” and together the “Parties.”

RECITALS

A.                                   This Agreement amends and supersedes the prior Executive Salary Continuation Agreement between the Parties, dated June 7, 2000, and Amendment No. 1 to the prior agreement, dated February 1, 2005.

B.                                     The Executive is a valued Executive of the Bank.

C.                                     The Bank’s Board of Directors (the “Board”) has determined that the Executive’s services to the Bank are valuable.  The Bank and the Executive desire to enter into this Agreement under which the Bank has agreed to make certain payments to the Executive at retirement.

D.                                    The Parties intend that this Agreement shall constitute an unfunded arrangement maintained primarily to provide supplemental retirement benefits for the Executive under the Employee Retirement Security Act of 1974, as amended (“ERISA”).  The parties further intend that this Agreement shall constitute a nonqualified deferred compensation arrangement under the Internal Revenue Code (“Code”).  The Executive is fully advised of the Bank’s financial status and has had substantial input in the design of and benefits provided under this Agreement.

AGREEMENT

In consideration of the mutual promises, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

I.              EMPLOYMENT

The Bank agrees to employ the Executive in such capacity as the Bank may from time to time determine. The Executive will continue in the employ of the Bank in such capacity and with such duties and responsibilities as may be assigned to him, and with such compensation as may be determined from time to time by the Board. At all times, unless modified in writing, employment shall be at-will.  Subject to the terms of this Agreement, either the Bank or the Executive may terminate the employment relationship at any time, for any reason or for no reason.

II.            FRINGE BENEFITS

The salary continuation benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of salary continuation benefits.

III.           RETIREMENT BENEFIT AND EARLY RETIREMENT BENEFIT

For purposes of this section, “Retirement” and “Retire” mean that the Executive remains in the continuous employ of the Bank from the Effective Date and then retires from active employment (and his Employment Terminates) with the Bank, after attaining age sixty (60).

A.            Retirement Benefit.

If the Executive Retires on or after December 31, 2015, the Bank shall pay the Executive an annual retirement benefit equal to Fifty Thousand Dollars and No/100 ($50,000.00), in equal monthly installments (1/12 of the annual benefit), for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control.

B.            Early Retirement Benefit.

If the Executive Retires on or after May 26, 2011 and prior to December 31, 2015, the Bank shall pay the Executive an annual early retirement benefit, based on the month of retirement, equal to:

Retirement Month	Annual Amount
May 2011	$27,083.34
June 2011	$27,500.00
July 2011	$27,916.67
August 2011	$28,333.34
September 2011	$28,750.00
October 2011	$29,166.67
November 2011	$29,583.34
December 2011	$30,000.00
January 2012	$30,416.67
February 2012	$30,833.34
March 2012	$31,250.01
April 2012	$31,666.67
May 2012	$32,083.34
June 2012	$32,500.01
July 2012	$32,916.67
August 2012	$33,333.34
September 2012	$33,750.01
October 2012	$34,166.67
November 2012	$34,583.34
December 2012	$35,000.01
January 2013	$35,416.68
February 2013	$35,833.34
March 2013	$36,250.01
April 2013	$36,666.68
May 2013	$37,083.34
June 2013	$37,500.01
July 2013	$37,916.68
August 2013	$38,333.34
September 2013	$38,750.01
October 2013	$39,166.68
November 2013	$39,583.35
December 2013	$40,000.01
January 2014	$40,416.68
February 2014	$40,833.35
March 2014	$41,250.01
April 2014	$41,666.68
May 2014	$42,083.35
June 2014	$42,500.01
July 2014	$42,916.68
August 2014	$43,333.35
September 2014	$43,750.02
October 2014	$44,166.68
November 2014	$44,583.35
December 2014	$45,000.02
January 2015	$45,416.68
February 2015	$45,833.35
March 2015	$46,250.02
April 2015	$46,666.68
May 2015	$47,083.35
June 2015	$47,500.02
July 2015	$47,916.69
August 2015	$48,333.35
September 2015	$48,750.02
October 2015	$49,166.69
November 2015	$49,583.35
December 2015	$50,000.00

The early retirement benefit shall be paid in lieu of any other benefit under this Agreement, in equal monthly installments (1/12 of the annual benefit) for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s Retirement.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control.

IV.           DEATH BENEFIT

In the event of the Executive’s death, no benefits shall be payable hereunder and this Agreement shall automatically terminate.  If the Executive is already in pay status at the time of his death, no further payments will be made, and his right to any additional payments will terminate.  Notwithstanding the foregoing, in the event that the Policy(ies) described in that certain Amended Life Insurance Endorsement Method Split Dollar Agreement between the Bank and Executive of even date herewith (the “Split Dollar Agreement”) is/are surrendered, lapse or are otherwise terminated by the Bank, and the Bank does not replace such Policy(ies) with other comparable life insurance, such that no death benefits are payable under the Split Dollar Agreement, then in the event of the Executive’s death, Executive’s beneficiaries under the Split Dollar Agreement shall be entitled to the payment of the benefits, if any, described in Section VI(A) or VI(B) of the Split Dollar Agreement, as applicable, in lieu of any other benefit under this Agreement.

V.            TERMINATION OF EMPLOYMENT AND DISABILITY

“Termination of Employment” or “ Employment Terminates “ means that the Executive’s employment with the Bank is terminated and the Executive actually separates from service with the Bank and does not continue in his prior capacity.  Termination of Employment does not include the Executive’s military leave, sick leave or other bona fide leave of absence (such as temporary employment with the government) if the period of leave does not exceed six months, or if longer, so long as his right to reemployment with the Bank is provided either in contract or by statute.  Notwithstanding anything to the contrary, the terms “Termination of Employment” and “Employment Terminates” shall be interpreted in accordance with Code Section 409A, together with regulations and guidance promulgated thereunder, as amended from time to time (collectively referred to as “Code Section 409A”).

A.            Voluntary Termination of Employment.

In the event of the Executive’s Voluntary Termination prior to Retirement or prior to a Change In Control, this Agreement shall immediately terminate and the Executive shall not be entitled to receive any benefits under this Agreement.  “Voluntary Termination” means Executive’s Employment Terminates prior to Retirement by Executive’s voluntary action.

B.            Involuntary Termination of Employment.

In the event of the Executive’s Involuntary Termination prior to Retirement, the Bank shall pay the Executive an involuntary termination benefit, in lieu of any other benefit under this Agreement, in an amount equal to the present value of an annual retirement benefit of Fifty Thousand Dollars ($50,000) per year for fifteen (15) years, reduced by ten percent (10%) for each year prior to December 31, 2015 that Involuntary Termination occurs (prorated by month), determined as of the first day of the month in which Involuntary Termination occurs.  The benefit shall be paid in a lump sum, determined by using the assumptions set forth in Section IX(L) and the payment shall be made on the date the Executive attains age sixty-five (65).  “Involuntary Termination” means the Executive’s Employment Terminates by action of the Bank prior to Retirement, and such Termination of Employment is not For Cause.

C.            Termination of Employment For Cause.

In the event Executive’s Employment Terminates For Cause prior to Retirement, then this Agreement shall immediately terminate and the Executive shall forfeit all benefits and shall not be entitled to receive any benefits under this Agreement.  “For Cause” shall mean any of the following actions by the Executive that result in an adverse effect on the Bank: (1) gross negligence or gross neglect; (2) the commission of a felony or gross misdemeanor involving moral turpitude, fraud, or dishonesty; (3) the willful violation of any law, rule, or regulation (other than a traffic violation or similar offense); (4) an intentional failure to perform stated duties; or (5) a breach of fiduciary duty involving personal profit.  If a dispute arises as to whether Termination of Employment was For Cause, such dispute shall be resolved by arbitration as set forth in this Agreement.

D.            Disability.

In the event the Executive becomes Disabled prior to Retirement or Termination of Employment, and the Executive’s Employment terminates because of such Disability, the Bank shall pay the Executive an annual benefit, in lieu of any other benefit under this Agreement, equal to Fifty Thousand Dollars and No/100 ($50,000.00), reduced by ten percent (10%) for each year prior to December 31, 2015 that Involuntary Termination occurs (prorated by month), determined as of the first day of the month in which Involuntary Termination occurs.  The benefit shall be paid in equal monthly installments (1/12 of the annual benefit), for a period of one hundred and eighty (180) months, commencing with the first day of the month following the date of the Executive’s termination due to Disability.  Beginning with the thirteenth month that benefits are paid, and continuing thereafter until paid in full, the annual benefit shall be increased each year by three percent (3%) from the previous year’s benefit to account for cost of living increases.  In the event of the Executive’s death prior to the date all payments have been made, Section IV of this Agreement shall control.

“Disabled” or “Disability” shall mean that the Executive (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (2) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering Bank employees.  If there is a dispute regarding whether the Executive is Disabled, such dispute shall be resolved by a mutually agreeable physician.  Such resolution shall be binding upon all Parties to this Agreement.  The determination of Disability shall be made in a uniform and nondiscriminatory manner applied to all Bank employees under similar circumstances.  Notwithstanding anything to the contrary, the term “Disability” shall be interpreted in accordance with Code Section 409A.  In the event of the Executive’s death, Section IV of this Agreement shall control.

VI.           CHANGE IN CONTROL

Upon a Change In Control, if, within twenty four (24) months of the Change In Control, (i) the Executive’s Employment Terminates (whether Voluntary Termination or Involuntary Termination) for any reason other than For Cause; (ii) the Executive’s job responsibilities substantially change; or (iii) the Executive is relocated, then the Bank shall pay the Executive a lump sum payment equal to the present value (calculated using the assumptions set forth in section IX(L), determined as of the date of payment) of one hundred percent (100%) of the benefit that the Executive would have received under Section III(A) had the Executive been employed by the Bank until December 31, 2015.  The lump sum payment shall be made on the first day of the month following the date of the act giving rise to the payment (i.e., the date of termination of employment, substantial change in job responsibilities or relocation).  Change In Control benefit projections are included in Exhibit A attached hereto.  The payment of a lump sum pursuant to this Section shall be in lieu of any other benefit under this Agreement.  Any benefit payable under this Section shall be subject to reduction or elimination as provided in Section XII.

A “Change In Control” shall be deemed to have occurred on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank.  However, if any one person or more than one person acting as a group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Bank, the acquisition of additional stock by the same person or persons will not be considered to cause a Change In Control.  Further, an increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Bank acquires its stock in exchange for property will not be considered to cause a Change In Control.  Transfers of Bank stock on account of death, gift, transfers between family members or transfers to a qualified retirement plan maintained by the Bank shall not be considered in determining whether there has been a Change In Control.  For purposes of this Section, the term “Bank” shall include any holding company, meaning any corporation that is a majority shareholder of the Bank.  A “Change In Control” shall be interpreted in accordance with the definition of “Change in Ownership” under Code Section 409A, and to the extent that an event or series of events does not constitute a “Change in Ownership” under Code Section 409A, the event or series of events will not constitute a “Change In Control” under this Agreement.

VII.         SPECIFIED EMPLOYEE REQUIREMENTS

Notwithstanding anything to the contrary, payments made under this Agreement shall be delayed so that no payments are made during the first six (6) months following Termination of Employment, if such delay is required by the Specified Employee requirements of Code Section 409A.

VIII.        RESTRICTIONS ON FUNDING

The Bank shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Agreement. To the extent the Executive or any successor in interest becomes eligible to receive benefits under this Agreement, he or she shall be and remain simply a general creditor of the Bank in the same manner as any other creditor having a general claim for matured and unpaid compensation.

The Bank reserves the absolute right, in its sole discretion, to purchase life insurance in conjunction with the benefits provided under this Agreement.  The Bank further reserves the absolute right, in its sole discretion, to establish a grantor trust which may be used to hold Bank assets to be maintained as reserves against the Bank’s unfunded, unsecured obligations hereunder.  Such reserves shall at all times be subject to the claims of the Bank’s creditors.  If a trust or other vehicle is established, the Bank’s obligations hereunder shall be reduced to the extent assets are utilized to meet its obligations.  Any trust established by the Bank and the assets held in trust shall conform in substance to the terms of the model trust described in Revenue Procedure 92-64, 1992-33 IRB 11 (8-17-92).  The Bank reserves the absolute right, in its sole discretion, to terminate any life insurance purchased or any grantor trust established for these purposes at any time, in whole or in part.  At no time shall the Executive have any lien or right, title or interest in or to any specific investment or to any assets of the Bank.  If the Bank elects to invest in a life insurance, disability or annuity policy upon the life of the Executive, then the Executive shall assist the Bank by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.

IX.           MISCELLANEOUS

A.            Prohibition Against Alienation or Assignment.

The Executive, his surviving spouse, and any other beneficiary(ies) under this Agreement shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any benefit which may become payable hereunder.  No benefits shall be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or the Executive’s beneficiary(ies), or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event the Executive or any beneficiary attempts to assign, commute, hypothecate, transfer or dispose of the benefits which may become payable hereunder, the Bank’s liabilities shall forthwith cease and terminate.

B.            Binding Obligation of the Bank and any Successor in Interest.

The Bank shall not merge or consolidate into or with another bank or sell substantially all of its assets to another bank, firm or person until such bank, firm or person agrees, in writing, to assume and discharge the Bank’s duties and obligations under this Agreement. This Agreement shall be binding upon the Parties hereto, their successors, beneficiaries, heirs and personal representatives.

C.            Amendment or Revocation.

It is agreed by and between the Parties that, during the lifetime of the Executive, this Agreement may be amended or revoked at any time or times, in whole or in part, by the mutual written consent of the Executive and the Bank.

D.            Gender.

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

E.             Effect on Other Bank Benefit Plans.

Nothing contained in this Agreement shall affect the Executive’s right or shall create any rights to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan sponsored or offered by the Bank.

F.             Headings.

Headings and subheadings in this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.

G.            Applicable Law.

The validity and interpretation of this Agreement shall be governed by applicable federal law and the laws of the State of California.

H.            12 U.S.C. § 1828(k).

Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

I.              Partial Invalidity.

If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant, or condition invalid, void, or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

J.             Not a Contract of Employment.

This Agreement shall not be deemed to constitute a contract of employment between the Parties, nor shall any provision hereof restrict the right of the Bank to discharge the Executive, or restrict the right of the Executive to terminate employment. At all times, the Executive’s employment shall remain at-will.

K.            Effective Date.

The effective date of this Agreement shall be March 1, 2007.

L.             Present Value.

All present value calculations under this Agreement shall be based on the following discount rate:

Discount Rate:	The discount rate as used in the FASB 87 calculations for this Agreement.

M.           Contradiction in Terms of Agreement and Exhibits.

If there is a contradiction in the terms of this Agreement and the exhibits attached hereto with respect to the benefits payable, then the terms set forth in the Agreement shall control.

X.            ERISA PROVISIONS

A.            Named Fiduciary and Plan Administrator.

The “Named Fiduciary and Plan Administrator” of this Agreement shall be Central Valley Community Bank.  The Board, in its discretion, may appoint one or more individuals to serve in this capacity.  As Named Fiduciary and Plan Administrator, the Bank shall be responsible for the management, control and administration of the Agreement.  The Named Fiduciary may delegate to others certain aspects of the management and operation, including the employment of advisors and the delegation of ministerial duties to qualified individuals.

B.            Claims Procedure and Arbitration.

In the event a dispute arises with respect to benefits under this Agreement and the disputed benefits are not paid, then the Executive or his beneficiaries may make a written claim to the Named Fiduciary and Plan Administrator named above within sixty (60) days from the date payments are refused.  The Named Fiduciary and Plan Administrator shall review the written claim and, if the claim is denied in whole or in part, they shall respond in writing within sixty (60) days of receipt of such claim, stating specific reasons for the denial, and providing references to the provisions of this Agreement upon which the denial is based and any additional material or information necessary to perfect the claim.  Such written notice shall further indicate the additional steps to be taken by claimant(s) if a further review of the claim is desired.  A claim shall be deemed denied if the Named Fiduciary and Plan Administrator fail to take any action within the prescribed sixty (60) day period.

If claimants desire a second review they shall notify the Named Fiduciary and Plan Administrator in writing within sixty (60) days of the initial claim denial.  Claimants may review this Agreement or any documents relating thereto and submit any written issues and comments that may be appropriate.  In their sole discretion, the Named Fiduciary and Plan Administrator shall then review the second claim and provide a written decision within sixty (60) days of receipt of such claim.  This decision shall likewise state the specific reasons for the decision and shall include reference to specific provisions of this Agreement upon which the decision is based.

If claimants continue to dispute the benefit denial based upon completed performance of this Agreement or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration.  The Arbitrator shall be selected by mutual agreement of the Bank and the claimants.  The Arbitrator shall operate under any generally recognized set of arbitration rules.  The Parties agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to benefits forfeited as a result of the Bank’s discharge of the Executive For Cause, such dispute shall likewise be submitted to arbitration as described above and the Parties agree to be bound by the Arbitrator’s decision.

XI.                                TERMINATION OR MODIFICATION OF AGREEMENT BY REASON OF CHANGES IN THE LAW, RULES OR REGULATIONS

The Bank is entering into this Agreement upon the assumption that certain existing tax laws, rules and regulations will continue in effect in their current form. If any such assumptions should change and the change has a detrimental effect on this Agreement, then the Bank reserves the right to terminate or modify this Agreement.  This paragraph shall become null and void effective immediately upon a Change In Control.

XII.         EXCESS PARACHUTE PAYMENTS

Notwithstanding any provision of this Agreement to the contrary, if all or a portion of any benefit payment under this Agreement, alone or together with any other compensation or benefit, will be a non-deductible expense to the Bank by reason of Code section 280G, the Bank may, in its sole discretion, reduce the benefits payable under this Agreement as necessary to avoid the application of section 280G.  The Bank shall have the power to reduce benefits payable under this Agreement to zero, if necessary.

XIII.        COMPETITION AFTER TERMINATION OF EMPLOYMENT

The Bank shall not pay any benefit under this Agreement if the Executive, without the prior written consent of the Bank, engages in, becomes interested in, directly or indirectly, as a sole proprietor, as a partner in a partnership, or as a substantial shareholder in a corporation, or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any enterprise conducted in the trading area (a 50 mile radius) of the business of the Bank, which enterprise is, or may deemed to be, competitive with any business carried on by the Bank as of the date of termination of the Executive’s employment or his Retirement. This section shall not apply following a Change In Control.

XIV.        PROHIBITION AGAINST ACCELERATION

Notwithstanding anything to the contrary, neither the time nor scheduling of payments under this Agreement may be accelerated unless such acceleration is permissible under Code Section 409A, other applicable law and the terms of this Agreement.

IN WITNESS WHEREOF, the Parties acknowledge that each has carefully read this Agreement and executed the original on 3/1/07 and that, upon execution, each has received a conforming copy.

BANK:		EXECUTIVE:

CENTRAL VALLEY COMMUNITY BANK		GARY QUISENBERRY

By:	/s/ Daniel Doyle	/s/ Gary Quisenberry
Name: Daniel Doyle		Gary Quisenberry
Title: President and Chief Executive Officer

EXHIBIT A

Executive Salary Continuation Plan	Plan Year Reporting
Schedule A

Gary David Quisenberry

Birth Date: 5/26/1951

Plan Anniversary Date: 1/1/2008

Normal Retirement: 12/31/2015, Age 64

Payments: Monthly for 15 years

				Early Involuntary Termination		Early Retirement 5/26/2011		Disability		Change in Control
				Lump Sum Benefit		Annual Benefit		Annual Benefit		Lump Sum Benefit
				Amount Payable at		Amount Payable at		Amount Payable at		Amount Payable at
Values	Discount	Benefit	Accrual	Normal Retirement Age		Separation from Service		Separation from Service		Separation from Service
as of	Rate	Level	Balance	Vesting	Based on	Vesting	Based on	Vesting	Based on Benefit	Vesting	Based on Accrual
	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)
Dec 2006			176,470	100%	59,544	0%	0	10%	5,000	100%	595,438
12/31/2006 Accrual Balance Rollover
Dec 2007(1)	6.00%	50,000	208,435	100%	119,088	0%	0	20%	10,000	100%	595,438
Dec 2008	6.00%	50,000	242,371	100%	178,631	0%	0	30%	15,000	100%	595,438
Dec 2009	6.00%	50,000	278,400	100%	238,175	0%	0	40%	20,000	100%	595,438
Dec 2010	6.00%	50,000	316,652	100%	297,719	0%	0	50%	25,000	100%	595,438
Dec 2011	6.00%	50,000	357,263	100%	357,263	100%	30,000	60%	30,000	100%	595,438
Dec 2012	6.00%	50,000	416,807	100%	416,807	100%	35,000	70%	35,000	100%	595,438
Dec 2013	6.00%	50,000	476,351	100%	476,350	100%	40,000	80%	40,000	100%	595,438
Dec 2014	6.00%	50,000	535,895	100%	535,894	100%	45,000	90%	45,000	100%	595,438
Dec 2015	6.00%	50,000	595,438	100%	595,438	100%	50,000	100%	50,000	100%	595,438

December 31, 2015 Retirement; January 1, 2016 First Payment Date

(1) The first line reflects 12 months of data, January 2007 to December 2007

(2) The benefit mount includes a 3.00% guaranteed inflator in the payout period.

(3) Beginning on the first anniversary during the applicable installment period and each anniversary thereafter, the annual benefit amount shall increase by 3.00%.  The annual benefit amount will be distributed in 12 equal monthly payments for a total of 18

1).  The Early Involuntary Termination Benefit above is the Present Value of $50,000 payable in 180 monthly installments, reduced by 10% for each year prior to December 31, 2015.  The benefit is payable on the date the Executive attains age (65).

*IF THERE IS A CONFLICT IN ANY TERMS OR PROVISIONS BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL.  IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.